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                  SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, DC

                              FORM N-8A

                     NOTIFICATION OF REGISTRATION
               FILED PURSUANT TO SECTION 8(A) OF THE
                  INVESTMENT COMPANY ACT OF 1940



            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.    NAME:       EquiTrust Life Variable Account

B.    ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP
      CODE):

                  5400 University Avenue
                  West Des Moines, Iowa 50266

C.    TELEPHONE NUMBER (INCLUDING AREA CODE):

                  (515) 255-5400

D.    NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                  Stephen M. Morain, Esq.
                  EquiTrust Life Insurance Company
                  5400 University Avenue
                  West Des Moines, Iowa 50266

      COPY TO:

                  Stephen E. Roth, Esq.
                  Sutherland, Asbill & Brennan LLP
                  1275 Pennsylvania Avenue, N.W.
                  Washington, D.C. 20004-2415

E.    CHECK APPROPRIATE BOX:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  Yes /X/        No / /

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                           FORM N-8A SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of West Des Moines and the State of Iowa on the ___ day of __________________ 1998.

                                       EquiTrust Life Variable Account



                                       By: /s/ Edward M. Wiederstein
                                           -----------------------------------
                                           Edward M. Wiederstein
                                           President



Attest: /s/ Richard D. Harris
        --------------------------
        Richard D. Harris
        Senior Vice President & Secretary-Treasurer